Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares	Rule 457(c)	4,287,500	$6.13	$26,282,375	$0.00015310	$4023.83
Total Offering Amounts
Total Fee Offsets
Net Fee Due							$4023.83

(1)	This registration statement covers the ordinary shares issuable pursuant to the Registrant 2024 Stock Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low price as of January 14, 2025, a specified date within five business days prior to the date of filing the registration statement.